Exhibit (i)

Dechert LLP

1775 I Street, N.W.

Washington, DC 2006

April 29, 2008

PIMCO Funds

840 Newport Center Drive

Newport Beach, California 92660

Dear Ladies and Gentlemen:

We have acted as counsel for PIMCO Funds (the “Trust”), a trust duly organized and validly existing under the laws of the Commonwealth of Massachusetts, in connection with Post-Effective Amendment No. 133 to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”) relating to the issuance and sale by the Trust of an indefinite number of authorized Class P shares of beneficial interest of the PIMCO All Asset All Authority Fund, PIMCO All Asset Fund, PIMCO California Intermediate Municipal Bond Fund, PIMCO California Short Duration Municipal Income Fund, PIMCO CommodityRealReturn Strategy Fund®, PIMCO Convertible Fund, PIMCO Developing Local Markets Fund, PIMCO Diversified Income Fund, PIMCO Emerging Local Bond Fund, PIMCO Emerging Markets Bond Fund, PIMCO Extended Duration Fund, PIMCO Floating Income Fund, PIMCO Foreign Bond Fund (U.S. Dollar-Hedged), PIMCO Foreign Bond Fund (Unhedged), PIMCO Fundamental IndexPLUS Fund, PIMCO Fundamental IndexPLUS TR Fund, PIMCO Global Bond Fund (U.S. Dollar-Hedged), PIMCO GNMA Fund, PIMCO High Yield Fund, PIMCO High Yield Municipal Bond Fund, PIMCO Income Fund, PIMCO International StocksPLUS® TR Strategy Fund (U.S. Dollar-Hedged), PIMCO International StocksPLUS® TR Strategy Fund (Unhedged), PIMCO Investment Grade Corporate Fund, PIMCO Long Duration Total Return Fund, PIMCO Long-Term U.S. Government Fund, PIMCO Low Duration Fund, PIMCO Money Market Fund, PIMCO Mortgage-Backed Securities Fund, PIMCO Municipal Bond Fund, PIMCO New York Municipal Bond Fund, PIMCO Real Return Fund, PIMCO RealEstateRealReturn Strategy Fund, PIMCO RealRetirement 2010 Fund, PIMCO RealRetirement 2020 Fund, PIMCO RealRetirement 2030 Fund, PIMCO RealRetirement 2040 Fund, PIMCO RealRetirement 2050 Fund, PIMCO Short Duration Municipal Income Fund, PIMCO Short-Term Fund, PIMCO Small Cap StocksPLUS® TR Fund, PIMCO StocksPLUS® Fund, PIMCO StocksPLUS® Total Return Fund, PIMCO StocksPLUS® TR Short Strategy Fund, and PIMCO Total Return Fund., (together, the “Funds”), under the Securities Act of 1933, as amended (the “1933 Act”), and under the Investment Company Act of 1940, as amended. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust’s Amended and Restated Declaration of Trust and its By-Laws, each as amended to date.

Based upon the foregoing, we are of the opinion that the Funds’ shares proposed to be sold pursuant to Post-Effective Amendment No. 133 to the Registration Statement, when it is made effective by the Securities and Exchange Commission, will have been validly authorized and, when sold in accordance with the terms of such Amendment and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the shares of the Funds, as described in Post-Effective Amendment No. 133 to the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Trust’s Registration Statement to be dated on or about April 29, 2008 and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP